Exhibit 99.1

Solar Senior Capital Ltd. Announces Quarter and Fiscal Year Ended December 31, 2014 Financial Results; Declares Monthly Dividend of $0.1175 per Share for March 2015

NEW YORK—(BUSINESS WIRE)—February 25, 2015— Solar Senior Capital Ltd. (NASDAQ: SUNS), today reported net investment income was $4.0 million, or $0.35 per share, for the fourth quarter and $13.8 million, or $1.20 per share, for the fiscal year. Earnings were $4.0 million, or $0.35 per share for the quarter ended December 31, 2014 and $11.7 million, or $1.01 per share, for the fiscal year ended December 31, 2014. Net asset value (NAV) per share was $17.65 at December 31, 2014 consistent with $17.65 at September 30, 2014.

Solar Senior Capital Ltd. (the “Company”) also announced that its Board of Directors has declared a monthly dividend of $0.1175 per share for March 2015, which will be payable on April 2, 2015 to stockholders of record on March 19, 2015. Tax characteristics of all dividends will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At December 31, 2014:

Investment portfolio fair value: $340.5 million

Number of portfolio companies: 43

Net assets: $203.5 million

Net asset value per share: $17.65

Portfolio Activity for the Quarter Ended December 31, 2014

Investments made during the quarter: $90.3 million

Investments prepaid or sold during the quarter: $28.2 million

Portfolio Activity for the Year Ended December 31, 2014

Investments made during the year: $216.1 million

Investments prepaid or sold during the year: $143.1 million

Operating Results for the Quarter Ended December 31, 2014

Net investment income: $4.0 million

Net realized and unrealized loss: $0.0 million

Net increase in net assets from operations: $4.0 million

Net investment income per share: $0.35

Operating Results for the Year Ended December 31, 2014

Net investment income: $13.8 million

Net realized and unrealized loss: $2.1 million

Net increase in net assets from operations: $11.7 million

Net investment income per share: $1.20

“2014 was a productive year for Solar Senior Capital Ltd. Despite being highly selective in the face of continued frothy credit markets and elevated repayments, we grew the portfolio over 20% in Q4 and ended the year with a well-diversified portfolio of excellent credit quality and no direct exposure to the energy sector,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “In September, we announced a First Lien Loan Program (“FLLP”) joint venture with VOYA Investment Management to expand our origination platform and to facilitate portfolio growth. Subsequent to year end, we closed a credit facility for the FLLP joint venture and have begun investing. Importantly, we believe we have created a path to increase net investment income for our shareholders as we deploy our available capital.”

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Thursday, February 26, 2015. All interested parties may participate in the conference call by dialing (866) 277-1184 approximately 5-10 minutes prior to the call, international callers should dial (617) 597-5360. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 58077036 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Solar Senior Capital Ltd. website, www.solarseniorcap.com. To listen to the live call, please go to the Company’s website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital Ltd. website. Additionally, a replay dial-in will be available until March 12, 2015 and can be accessed by dialing (888) 286-8010 and using the passcode 84319187. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the quarter ended December 31, 2014, we invested approximately $90 million across ten portfolio companies and had investments repaid or sold of approximately $28 million. During the quarter ended December 31, 2014, our portfolio company, Gemino Healthcare Finance LLC (“Gemino”), invested approximately $8 million in new business originations and had approximately $3 million of net increases to the existing portfolio.

During the fiscal year ended December 31, 2014, we invested approximately $216 million across 35 portfolio companies. This compares to investing approximately $202 million in 26 portfolio companies for the previous fiscal year ended December 31, 2013. Investments sold or repaid during the fiscal year ended December 31, 2014 totaled approximately $143 million versus approximately $148 million for the fiscal year ended December 31, 2013. During the year ended December 31, 2014, Gemino funded new business originations of approximately $34 million and had approximately $20 million of net decreases to the existing portfolio.

At December 31, 2014, measured at fair value, our portfolio consisted of 43 portfolio companies and was invested approximately 88.5% in senior secured loans, 10.1% in Gemino whose portfolio consists entirely of senior secured loans, 1.1% in unsecured loans, and 0.3% common equity.

At December 31, 2014, 100% of our investment portfolio was performing and the weighted average yield on our portfolio of investments measured at fair value was 7.0%.

At December 31, 2014, 94.4% or $320.6 million of the income producing investment portfolio* was floating rate and 5.6% or $18.9 million was fixed rate, measured at fair value.

Since the initial public offering of Solar Senior Capital Ltd. on February 24, 2011 and through December 31, 2014, we have invested capital totaled approximately $827 million in 85 different portfolio companies and represented transactions completed with more than 55 different financial sponsors.

*	We have included Gemino as 100% floating rate

Results of Operations for the Twelve Months Ended December 31, 2014 compared to the Twelve Months Ended December 31, 2013

Investment Income

For the fiscal years ended December 31, 2014 and December 31, 2013, gross investment income totaled $22.1 million and $19.8 million, respectively. The increase in gross investment income from fiscal year 2013 to fiscal year 2014 was primarily due to net growth of the income producing portfolio, including Gemino.

Expenses

Expenses totaled $8.3 million and $6.4 million, respectively, for the fiscal years ended December 31, 2014 and December 31, 2013. The increase in total expenses for the year ended December 31, 2014 was primarily due to the Credit Facility amendment in June 2014, which accounted for approximately $1.0 million in expenses as well as higher management, performance-based incentive fees and interest expense on a comparatively larger average portfolio.

Net Investment Income

The Company’s net investment income totaled $13.8 million or $1.20 per average share and $13.4 million or $1.17 per average share, for the fiscal years ended December 31, 2014 and December 31, 2013, respectively.

Net Realized and Unrealized Losses

Net realized and unrealized loss for the fiscal years ended December 31, 2014 and 2013 totaled approximately $2.1 million and $0.8 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the fiscal years ended December 31, 2014, and December 31, 2013, the Company had a net increase in net assets resulting from operations of $11.7 million and $12.6 million, respectively. For the same periods, earnings per average share were $1.01 and $1.10, respectively.

Liquidity and Capital Resources

At December 31, 2014, the Company had $143.2 million in borrowings outstanding on its $175 million Credit Facility and $31.8 million of unused capacity, subject to effective borrowing base limits.

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share amounts)

	December 31, 2014	December 31, 2013
Assets
Investments at fair value:
Companies less than 5% owned (cost: $302,343 and $227,868, respectively)	$302,422	$228,943
Companies 5% to 25% owned (cost: $4,034 and $4,409, respectively)	3,623	4,409
Companies more than 25% owned (cost: $32,839 and $32,839, respectively)	34,421	34,500

Total investments (cost: $339,216 and $265,116, respectively)	340,466	267,852
Cash and cash equivalents	42,471	2,774
Interest receivable	1,029	1,336
Dividends receivable	442	398
Prepaid expenses and other assets	389	201

Total assets	$384,797	$272,561

Liabilities
Credit facility payable	$143,200	$61,400
Payable for cash equivalents purchased	35,000	—
Distributions payable	1,355	1,355
Management fee payable	798	703
Performance-based incentive fees payable	—	33
Interest payable	277	139
Administrative services expense payable	444	630
Other liabilities and accrued expenses	204	284

Total liabilities	$181,278	$64,544

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 11,533,315 and 11,529,303 issued and outstanding, respectively	$115	$115
Paid-in capital in excess of par	211,449	212,663
Distributions in excess of net investment income	(3,529)	(2,750)
Accumulated net realized loss	(5,766)	(4,747)
Net unrealized appreciation	1,250	2,736

Total net assets	$203,519	$208,017

Net Asset Value Per Share	$17.65	$18.04

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year ended December 31, 2014	Year ended December 31, 2013
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$18,606	$18,941
Companies 5% to 25% owned	221	41
Dividends:
Companies more than 25% owned	3,277	783

Total investment income	22,104	19,765

EXPENSES:
Management fees	$2,875	$2,575
Performance-based incentive fees	440	113
Interest and other credit facility expenses	3,140	1,276
Administrative services expense	1,069	1,174
Insurance expense	122	161
Other general and administrative expenses	871	1,079

Total expenses	8,517	6,378

Performance-based incentive fees waived	(227)	—

Net expenses	8,290	6,378

Net investment income	$13,814	$13,387

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND CASH EQUIVALENTS:
Net realized gain (loss) on investments and cash equivalents (companies less than 5% owned)	$(638)	$(4,978)
Net change in unrealized gain (loss) on investments and cash equivalents	(1,486)	4,209

Net realized and unrealized gain (loss) on investments and cash equivalents	(2,124)	(769)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$11,690	$12,618

EARNINGS PER SHARE	$1.01	$1.10

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact

Investor Relations

(212) 993-1670